Exhibit 5.2

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: (714) 540-1235 Fax: (714) 755-8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
April 12, 2006	Los Angeles	Shanghai
	Milan	Silicon Valley
	Moscow	Singapore
Realty Income Corporation	Munich	Tokyo
220 West Crest Street	New Jersey	Washington, D.C.

Escondido, California 92025-1707

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Realty Income Corporation, a Maryland corporation (the “Company”), in connection with the registration and sale by the Company from time to time of an indeterminate amount of (i) one or more series of debt securities (the “Debt Securities”) under the Indenture dated as of October 28, 1998, (the “Indenture”), between the Company and the Bank of New York, as trustee (the “Trustee”), (ii) one or more series of preferred stock, par value $1.00 per share, of the Company, or (iii) shares of common stock, par value $1.00 per share, of the Company, and pursuant to a registration statement on Form S-3ASR under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 12, 2006 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, a form of prospectus (the “Prospectus”), any future supplement to the Prospectus (each, a “Prospectus Supplement”) or any other offering materials, other than as to the enforceability of the Debt Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. With respect to the opinions below, to the extent they involve matters arising under the laws of the State of Maryland, we have, with your consent, relied exclusively on the opinion of Venable LLP, separately provided to you, subject to all of the assumptions, limitations and qualifications set forth therein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Debt Securities have been duly executed, issued, authenticated and delivered by or on behalf of the Company against delivery and payment therefor in accordance with the Indenture, the Debt Securities will have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company enforceable against it in accordance with their terms.

The opinion rendered in the preceding paragraph relating to the enforceability of the Debt Securities is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 514 of the Indenture; (ii) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (iii) any provision permitting, upon acceleration of the Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; or (iv) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency.

With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms, (b) that the status of the Indenture and the Debt Securities as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, and (c) the Debt Securities are unsecured.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of the Securities.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP